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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

                    CONTACT:    Jennifer Blum
                                DoubleClick
                                212.381.5705
                                jblum@doubleclick.net

                                Mitchell Simmons
                                24/7 Media
                                212.231.7916
                                mitchell.simmons@247media.com

                                Tom Sebastian
                                L90
                                415.354.2813
                                toms@L90.com


DOUBLECLICK SETTLES PATENT LITIGATION WITH 24/7 MEDIA AS WELL AS SEPARATE PATENT
                              LITIGATION WITH L90


NEW YORK, November 6, 2000 - DoubleClick Inc. (Nasdaq: DCLK) and 24/7 Media (Nasdaq: TFSM), and its wholly-owned subsidiary, Sabela Media, today announced that the companies have settled the patent litigations captioned DoubleClick Inc. v. Sabela Media, Inc. and 24/7 Media, Inc. v. DoubleClick Inc. pending in federal district court in Manhattan. Separately, DoubleClick and L90 (Nasdaq:
LNTY) also announced today that the two parties have settled their patent litigation and L90's related counterclaims.

Both the DoubleClick Inc. v. Sabela Media, Inc. and 24/7 Media, Inc. v. DoubleClick Inc. lawsuits will be dismissed with prejudice. As part of the settlement, 24/7 Media and DoubleClick have granted each other certain rights in certain of their respective patents. Under the settlement agreement, no other terms of the settlement were disclosed.

Separately, L90 and DoubleClick have entered into an agreement pursuant to which the parties will enter into definitive documents to settle the patent litigation captioned DoubleClick Inc. v. L90, Inc., including L90's related counterclaims, pending in federal district court in Manhattan. Under the definitive documents, the parties will dismiss the pending lawsuit with prejudice, and grant each other certain rights in certain of their respective patents. No other terms of the settlement were disclosed.


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About DoubleClick Inc.

DoubleClick Inc. (www.doubleclick.net) is the leading global provider of ad delivery technology with the largest Network of top Web sites worldwide. The company provides nearly 5,000 Web advertisers and over 3,200 publishers with ad sales, technology, data, email, wireless and promotions solutions to meet online marketing needs. DoubleClick products help advertisers and publishers build customer relationships through brand awareness and customer retention. DoubleClick Inc. has global headquarters in New York City and maintains over 40 offices around the world.

About 24/7 Media Inc.

24/7 Media Inc. is a leading global provider of end-to-end advertising and marketing solutions for Web publishers, online advertisers, advertising agencies, e-marketers and e-commerce merchants. 24/7 Media provides a comprehensive suite of media and technology products and services that enable Web publishers, online advertisers, advertising agencies and e-marketers to attract and retain customers worldwide, and to reap the benefits of the Internet and other electronic media. Our solutions include advertising and direct marketing sales, ad serving, promotions, email list management, email list brokerage, email delivery, data analysis, loyalty marketing and convergence solutions, all delivered from our industry-leading data and technology platforms. Our 24/7 Connect ad serving technology solutions are designed specifically for the demands and needs of advertisers and agencies, Web publishers and e-commerce merchants. Based in New York, 24/7 Media Inc. has offices in 51 cities in 28 countries.

About L90

L90 is a leading online marketing and technology company specializing in next-generation advertising and direct marketing programs. The Company's comprehensive suite of technology-driven marketing solutions, called ProfiTools, enable advertising clients to maximize ROI across multiple platforms while helping Web sites monetize their customer bases. L90's suite of ProfiTools includes sponsorships, microsites, pop-ups, sweepstakes, opt-in programs, rich media, e-mail marketing, viral marketing and streaming audio/video. Headquartered in Los Angeles, L90 has additional offices in New York, San Francisco, Chicago, Detroit, Miami, Seattle and London. L90's advertising clients include Visa, Microsoft, General Motors, Warner Bros., and Procter & Gamble.

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